Exhibit 99

TIMBERLINE BOARD OF DIRECTORS AUTHORIZES STOCK REPURCHASE FOR UP TO 1,300,000 SHARES

Beaverton, Oregon - March 31, 2000 - Timberline Software Corporation (NASDAQ:TMBS), a leading developer of computer software for the construction and property management industries, announced today that the Board of Directors has authorized management to repurchase up to 1,300,000 shares of the Company's common stock. The authorization enables the Company to make the repurchases from time to time in the open market. Timberline has approximately 12,835,000 shares of common stock outstanding at March 31, 2000.

Curtis Peltz, President and Chief Executive Officer of the Company, said, "This action by the Board reflects its confidence in Timberline's future prospects and its belief that, at current market prices, the Company's stock is substantially undervalued and its repurchase represents an attractive use of available Company funds. Currently, Timberline has cash and temporary investments of approximately $20 million and no long-term debt. We believe this strong financial position enables Timberline to do the announced stock repurchase without having an effect on the Company's ability to finance its growth strategies."

Statements in the press release about future events or performance are considered "forward looking statements" under Federal securities laws and are subject to risks, uncertainties and other factors which could cause actual results to be quite different from those described or contemplated by forward looking statements. With respect to the Company, these factors include a change in anticipated earnings of the Company as a result of delays in new product releases, acceptance of the Company's products or increased competition, and changes in general market conditions. These factors are described in further detail in the Company's most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission (www.sec.gov). Readers are cautioned not to place undue reliance on forward looking statements.

Founded in 1971, Timberline Software Corporation is a leading supplier of project accounting and cost estimating software for the construction and property management industries.


CONTACT:        Timberline Software Corporation
                Carl Asai, Senior Vice President - Finance and CFO
                (503) 690-6775

Note: Transmitted on Business Wire @ 4:30 PM PST
      March 31, 2000